EXHIBIT 21.0

SUBSIDIARIES OF REGISTRANT

I.	IN & OUT MINI MART, INC.
100% Owned Subsidiary
Incorporated in the State of Texas

II.	DIAMOND MINI MART, INC.
100% Owned Subsidiary of In & Out Mini Mart, Inc.
Incorporated in the State of Texas

III.	EVANS OIL COMPANY, INC.
100% Owned Subsidiary
Incorporated in the State of Texas

IV.	EDCO, INC.
19% Owned Subsidiary of Evans Systems, Inc.
81% Owned Subsidiary of Evans Oil Company, Inc.
Incorporated in the State of Texas

V.	WAY ENERGY SYSTEMS, INC.
100% Owned Subsidiary
Incorporated in the State of Delaware

VI.	EDCO ENVIRONMENTAL SYSTEMS, INC.
100% Owned Subsidiary
Incorporated in the State of Texas

VII.	DISTRIBUTOR INFORMATION SYSTEMS CORPORATION
100% Owned Subsidiary
Incorporated in the State of Texas

Evans Systems, Inc.

Index to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of

Evans Systems, Inc.

We have audited the accompanying consolidated balance sheets of Evans Systems, Inc. and its subsidiaries at September 30, 2003 and 2002 and the related consolidated statement of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended September 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2003 and 2002 financial statements referred to above present fairly, in all material respects, the financial position of Evans Systems, Inc. at September 30, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ STEPHENSON & TRLICEK, P.C.p12

Wharton, Texas

December 17, 2003

Evans Systems, Inc.

Consolidated Balance Sheets

September 30, 2003 and 2002

(in thousands)	2003	2002
Assets
Current assets:
Cash and cash equivalents	$216	$491
Trade receivables, net of allowance for doubtful receivables of $28,000 and $47,000, respectively	831	913
Inventory	371	507
Costs and estimated earnings in excess of billings on uncompleted contracts	172	72
Prepaid expenses and other current assets	103	96
Notes receivable, current portion	67	115

Total current assets	1,760	2,194
Property and equipment, net	2,744	3,547
Other assets	—	30

Total assets	$4,504	$5,771

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued expenses	$895	$1,165
Accrued excise, property and other taxes payable	394	385
Advances on line of credit	399	479
Current portion of long-term debt	673	477
Accrued interest	28	10
Billings in excess of costs and estimated earnings on uncompleted contracts	2	3

Total current liabilities	2,391	2,519
Long-term debt, net of current maturities	2,706	5,070

Total liabilities	5,097	7,589
Stockholders’ equity (deficit)
Common stock, $0.01 par value, 15,000,000 shares authorized, 9,846,831 shares issued and outstanding	99	99
Additional paid-in capital	17,193	17,193
Accumulated deficit	(17,451)	(18,676)
Treasury stock, 72,589 shares, at cost	(434)	(434)

Total stockholders’ deficit	(593)	(1,818)

Total liabilities and stockholders’ equity	$4,504	$5,771

The accompanying notes are an integral part of these financial statements.

Evans Systems, Inc.

Consolidated Statements of Operations

Years Ended September 30, 2003, 2002 and 2001

(in thousands, except per share amounts)	2003	2002	2001
Revenues:
Motor fuel sales (including consumer excise and state fuel taxes of $6,313, $6,887 and $10,354, respectively	$17,536	$19,578	$27,270
Other sales and services	1,457	1,204	1,217

Total revenues	18,993	20,782	28,487
Cost of sales
Motor fuels	16,516	18,522	25,288
Other sales and services	597	579	630

Total cost of sales	17,113	19,101	25,918

Gross profit	1,880	1,681	2,569
Operating expenses
Employment expenses	635	1,235	1,748
Other operating expenses	487	661	870
Other general and administrative expenses	749	926	849
Depreciation and amortization	237	406	771
(Gain) loss on sale of assets	48	205	(1,006)

Total operating expenses	2,156	3,433	3,232

Operating loss	(276)	(1,752)	(663)
Other income (expense)
Gain on sales of non-operating assets	1,653	—	—
Interest income	—	7	9
Interest expense	(134)	(67)	(689)
Other income (expense)	74	(9)	(85)

Total other income (expense)	1,593	(69)	(765)

Income (loss) from continuing operations before income taxes	1,317	(1,821)	(1,428)
Provision (benefit) from income taxes	—	—	—

Income (loss) from continuing operations	1,317	(1,821)	(1,428)
Discontinued operations
Loss from discontinued operations of Evans Oil – Louisiana	—	—	(733)
Loss from discontinued operations of C-Store Segment	(92)	(809)	(885)

Total discontinued operations	(92)	(809)	(1,618)
Extraordinary gain on restructuring transactions (Note 2)	—	1,799	—

Net income (loss)	$1,225	$(831)	$(3,046)

Basic and diluted earnings (loss) per common share:
Continuing operations	$0.13	$(0.24)	$(0.38)
Discontinued operations	(0.01)	(0.11)	(0.12)
Extraordinary items	—	0.24	—

Earnings (loss) per common share	$0.12	$(0.11)	$(0.50)

Basic and diluted weighted average common shares outstanding	9,846	7,588	6,134

The accompanying notes are an integral part of these financial statements.

Evans Systems, Inc.

Consolidated Statements of Cash Flows

Years Ended September 30, 2003, 2002 and 2001

(in thousands)	2003	2002	2001
Cash flows from operating activities
Net income (loss)	$1,225	$(831)	$(3,046)
Adjustments:
Depreciation and amortization	237	510	936
Stock option compensation expense	—	—	—
Gain on sale of non-operating assets	(1,653)	—	—
Loss (gain) on sale of assets	48	205	(1,006)
Loss on sale of Evans-Louisiana fixed assets to May 17, 2001	—	—	49
Gain on disposal of discontinued operations	—	—	(87)
Extraordinary gain on restructuring transactions	—	(1,799)	—
Changes in assets and liabilities:
Receivables	82	24	1,599
Inventory	136	581	1,862
Prepaid expenses and other current assets	(7)	174	(100)
Costs and estimated earnings in excess of billings, net	(101)	(69)	—
Other assets	30	152	(46)
Accounts payable and accrued expenses	(124)	(362)	(3,128)

Net cash used by operating activities	(127)	(1,415)	(2,967)
Cash flows from investing activities:
Issuance of notes receivable	(69)	(115)	—
Repayment of notes receivable	35	—	—
Capital expenditures	(75)	(39)	(125)
Proceeds from sale of property and equipment	309	1,234	7,519

Net cash provided (used) by investing activities	200	1,080	7,394
Cash flows from financing activities
New borrowings	43	—	536
Net borrowings (reductions) under line of credit agreement	(80)	479	—
Reduction of long-term debt	(311)	(407)	(5,281)
Reduction of capital lease obligations	—	—	(40)
Net proceeds from stock issuance	—	150	237

Net cash provided (used) by financing activities	(348)	222	(4,548)

Net increase (decrease) in cash and cash equivalents	(275)	(113)	(121)
Cash and cash equivalents, beginning of year	491	604	725

Cash and cash equivalents, end of year	$216	$491	$604

Supplemental disclosure of cash flow information:
Cash paid for interest	$116	$445	$484

Cash paid for taxes	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

Evans Systems, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended September 30, 2003, 2002 and 2001

(in thousands, except common share amounts)	Common stock		Additional paid-in capital	Retained earnings (deficit)	Treasury stock	Total
	Shares	Amount
Balance - September 30, 2000	5,542,331	$55	$16,850	$(14,799)	$(434)	$1,672

Stock options exercised						—
Warrants exercised						—
Issuance of common stock	1,219,500	13	224			237
Compensation expense recognized in connection with options granted						—
Net loss for 2001				(3,046)		(3,046)

Balance - September 30, 2001	6,761,831	68	17,074	(17,845)	(434)	(1,137)

Stock options exercised						—
Warrants exercised						—
Issuance of common stock	3,085,000	31	119			150
Compensation expense recognized in connection with options granted			—			—
Net loss for 2002				(831)		(831)

Balance - September 30, 2002	9,846,831	99	17,193	(18,676)	(434)	(1,818)

Stock options exercised
Warrants exercised						—
Issuance of common stock	—	—	—			—
Compensation expense recognized in connection with options granted			—			—
Net income for 2003				1,225		1,225

Balance - September 30, 2003	9,846,831	$99	$17,193	$(17,451)	$(434)	$(593)

The accompanying notes are an integral part of these financial statements.

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

1.	Description of the Company and Summary of Significant Accounting Policies

Business Operations

Evans Systems, Inc. and its subsidiaries (dba MC Star and collectively referred to as the Company) are engaged in petroleum marketing, convenience store operations and environmental remediation services. The Company operates primarily along the Gulf Coast Regions of Texas.

Principles of Consolidation

The consolidated financial statements include the accounts of Evans Systems, Inc. and its subsidiaries. All significant intercompany transactions have been eliminated.

Basis of Accounting

The Company’s policy is to prepare its financial statements on the accrual basis of accounting in accordance with generally accepted accounting principles. Revenues from motor fuel sales to open dealer accounts are recognized when delivered. Revenues from motor fuel sales and retail sales at convenience stores are recognized when sold at the store. Expenses are recognized in the period in which they are incurred.

Environmental segment revenue from fixed-price contracts is recognized using the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost at completion for each contract. Profit recognition is deferred on each contract until progress reaches a level of completion sufficient to establish the probable outcome. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability that result in revisions to costs are recognized in the period in which the changes are determined. Because of the inherent uncertainties in estimating, it is at least reasonably possible that such changes will occur within the near term.

The asset, “Costs and estimated earnings in excess of billing on uncompleted contracts” represents revenues recognized in excess of amounts billed. The liability, “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost which approximates fair market value.

Fair Value of Financial Instruments

The Company has various financial instruments, including cash, trade receivables, accounts payable, accrued expenses, revolving credit facilities and notes payable. The carrying values of cash, trade receivables, accounts payable, accrued expenses and notes payable approximate current fair value. The revolving credit facility is at variable market rates.

Inventories

Substantially all inventories are products held for sale. Inventories of gas, diesel and other fuels, oil and grease, automotive products and accessories, chemical products and convenience store products utilize the first-in, first-out (FIFO) method of accounting and are stated at the lower of cost or market.

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

Property and Equipment

Property and equipment is stated at cost and is depreciated utilizing the straight-line method of computing depreciation over their estimated useful lives. The cost of assets retired and the related accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations when incurred. Repairs and maintenance are charged to expense as incurred. Expenditures for major additions and replacements that extend the lives of assets are capitalized and depreciated over their remaining estimated useful lives. The Company depreciates assets over the following estimated useful lives:

Buildings	15-41 years
Leasehold improvements	Life of lease, up to 31 years
Equipment	5 - 15 years
Transportation equipment	5 - 10 years
Office equipment	3 - 7 years

Impairment of Long-Lived Assets

The Company periodically assesses the realizability of its long-lived assets and evaluates such assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount. There were no assets considered impaired at September 30, 2003, 2002 and 2001.

Stock-Based Compensation Plans

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its plans. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following unaudited pro forma data table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (in thousands):

	Year ended September 30,
	2003	2002	2001
Net income (loss):
As reported	$1,225	$(831)	$(3,046)
Pro forma	1,225	(831)	(3,070)

Basic and diluted loss per share
As reported	$0.12	$(0.11)	$(0.50)
Pro forma	0.12	(0.11)	(0.50)

Concentration of Credit Risk

The Company performs periodic evaluations of the relative credit standing of the financial institutions and investment funds that are considered in the Company’s investment strategy. A majority of the Company’s trade receivables are from retail gasoline stations and convenience stores. Management believes that its credit and collection policies mitigate the potential effect of a concentration of credit risk in its accounts receivable.

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return. The Company recognizes income tax expense based on the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the income tax effect of temporary differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities during the period. The Company has recorded a valuation allowance, which reflects the estimated amount of deferred tax assets that more likely than not will be realized.

Earnings (Loss) Per Share

The Company reports both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares as well as all potentially dilutive common shares outstanding. Stock options and warrants are the only potentially dilutive shares the Company has outstanding for the periods presented. Stock options and warrants were not included in the computation of diluted loss per share for 2003 as they would have resulted in a antidilutive effect as the exercise price exceeded the average market price per share during the year. Stock options and warrants were not included in the computation of diluted loss per share for 2002 and 2001 since they would have resulted in a antidilutive effect on loss from continuing operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

Accounting Pronouncements

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of FASB Statement No. 123”. This Statement amends FASB SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002. Since the Company has not issued any stock options since fiscal 2001, the provisions of SFAS No. 148 have not had any effect on the Company’s financial position or results of operations or related disclosures.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an Interpretation of FASB Statements No. 5, 57 and 107 and a Rescission of FASB Interpretation No. 34” (“Interpretation No. 45”). This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of Interpretation No. 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 31, 2002. The provisions of Interpretation No. 45 have not had an effect on the Company’s financial position or results of operations to date and the Company does not presently expect Interpretation No. 45 to have a material effect on the Company’s future financial position or results of operations.

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“Interpretation No. 46”). This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. Interpretation No. 46 applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For public enterprises with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation applies to that enterprise no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. The provisions of Interpretation No. 46 have not had an effect on the Company’s financial position or results of operations to date and the Company does not presently expect Interpretation No. 46 to have any effect on the Company’s future financial position or results of operations.

In April 2003, FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). “SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company adopted SFAS No. 149 on July 1, 2003. SFAS No. 149 has not had any impact on the Company’s financial position or results of operations to date and SFAS No. 149 is not presently expected to have any impact on future financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that those instruments entered into or modified after May 31, 2002, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 on June 15, 2003. SFAS No. 150 has not had any impact on the Company’s financial position or results of operations to date and is not presently expected to have a material impact on the Company’s future financial condition and results of operations.

Reclassifications and Financial Statements Presented

Certain reclassifications have been made to the 2001 and 2002 financial statements to conform to the 2003 financial statement presentation. Such reclassifications had no effect on net loss as previously reported.

2.	Restructuring Transactions

On June 24, 2002, the Company entered into agreements with various third parties, which resulted in the restructuring and refinancing of certain of the Company’s indebtedness, and changes in the composition of the Company’s management and board of directors (collectively, the “Restructuring Transactions”).

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

The following summarizes the restructuring transactions and the extraordinary gain recognized by the consummation of these Restructuring Transactions during fiscal 2002. The otherwise tax liability from this transaction is offset by net operating loss carryforwards of the Company generated from previous years losses. Accordingly, no provision has been recorded.

(In Thousands)
Accounts payable and Accruals Extinguished
Accounts payable	$2,679
Accrued wages	55
Accrued taxes	724
Accrued interest	889

Total accounts payable and accruals extinguished	4,347
Notes payable extinguished/restructured
JP Morgan Chase	4,631
Duetche Financial	704
Chrysler capital lease	63
Other	1

Total notes payable extinguished/restructured	5,399

Total debts extinguished/restructured	9,746
New debt issued/restructured
CSS	4,500
Travelers	183
Phillips	49
McLane	45
Olsham	11
Property tax districts	724

Total debt issued/restructured	5,512

Extraordinary gain on debt restructuring transactions	4,234
Extraordinary loss on assets conveyed to CSS	(2,435)

Net extraordinary gain on restructuring transactions	$1,799

In consideration for CSS’ concessions and agreement to restructure the JPMorgan Indebtedness, the Company conveyed to CSS a net book value of $2,300,000 of idle or vacant properties and $135,000 of ChemWay inventories located in Texas. The net book value of the assets conveyed approximated the market value of such properties at the date of conveyance. The Company also issued warrants to purchase an aggregate of 4,000,000 shares of common stock to Thomas E. Cain (2.4 million) and CSS (1.6 million) at a per share exercise price of $0.05 (Note 11).

3.	Discontinued Operations

Texas Convenience Store Segment

On November 18, 2002, the Company sold its fuel and retail inventory in its three remaining operating convenience stores and leased the stores and store equipment to outside operators, effectively discontinuing its Texas Convenience Store Segment operations. Two lease agreements for two stores to an outside operator call for lease payments of $2,800 and $3,200 per month for 5 years with payments beginning December 1, 2002. Each lease maintains one 10-year extension option. One lease agreement for a store to an outside operator calls for lease payments of $2,400 per month for 5

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

years beginning December 1, 2002, with two 5-year extension options. Under the lease agreements, the Company, through its Texas Petroleum Marketing Segment, executed fuel contracts with these outside operators, thereby maintaining the fuel volumes. Accordingly, the results of operations of the Texas Convenience Store segment have been classified as discontinued operations and prior periods have been restated. The Company has not allocated interest expense or general corporate overhead to discontinued operations. Summary operating results for the years ended September 30, 2003, 2002 and 2001 are as follows (in thousands):

	2003*	2002	2001
Revenues	$342	$5,045	$12,543

Income (loss) from operations	$(92)	$(809)	$(885)

*	Through November 18, 2002

Evans Oil of Louisiana

On May 17, 2001, the Company closed on the sale of substantially all the assets and inventory of Evans Oil of Louisiana (EOLA) for total cash, net of closing costs, of $1,152,000 and discontinued its Louisiana operations. The assets and inventory sold had a net book value of approximately $806,000 and $259,000, respectively, on May 17, 2001. The Company recorded a net loss from discontinued operations of $733,000, which was comprised of a gain on the sale of assets of approximately $87,000, offset by a loss from discontinued operations to May 17, 2001 of $820,000. The proceeds of the sale were used to reduce outstanding debt. The results of operations of EOLA have been classified as discontinued operations and prior periods have been restated. The Company has not allocated interest expense or general corporate overhead to discontinued operations. The otherwise tax liability from this transaction is offset by net operating loss carryforwards of the Company generated from previous years losses. Accordingly, no provision has been recorded. Summary operating results for the year ended September 30, 2001 is as follows (in thousands):

2001*
Revenues	$4,717

Income (loss) from operations	$(820)

Gain on sale of discontinued operations	$87

*	Through May 17, 2001

4.	Costs and Estimated Earnings on Uncompleted Contracts

At September 30, 2003 and 2002, costs and estimated earnings on uncompleted contracts consisted of the following (in thousands):

	2003	2002
Costs incurred to date on uncompleted contracts	$144	$240
Estimated earnings	87	138

	231	378
Billings to date	(61)	(309)

Total	$170	$69

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

Included in the accompanying consolidated balance sheets under the following captions:

Costs and estimated earnings in excess of billings	$172	$72
Billings in excess of costs and estimated earnings	(2)	(3)

Total	$170	$69

There was no material work in process at September 30, 2001.

The Company’s backlog of revenue from work to be performed on uncompleted contracts amounted to approximately $91,000 and $150,000 at September 30, 2003 and 2002, respectively. There were no material revisions in contract estimates during the years ended September 30, 2003 and 2002.

5.	Property and Equipment

Property and equipment consisted of the following at September 30 (in thousands):

	2003	2002
Land	$782	$791
Buildings	2,084	2,418
Leasehold improvements	16	21
Equipment	3,606	5,096
Transportation equipment	503	722
Office equipment	62	89

	7,053	9,137
Less - accumulated depreciation	(4,309)	(5,590)

Property and equipment, net	$2,744	$3,547

Year Ended September 30, 2003 Asset Sales

During fiscal 2003, the Company sold various equipment, vehicles and a leased store with an aggregate net book value of $270,000 for total proceeds of $105,000. The Company also sold a note receivable with a principle balance of approximately $83,000 and various vehicles and equipment with a net book value of $1,500 to Mauritz & Couey for relief of amounts owed to Mauritz & Couey for fuel purchases of approximately $203,500. The assets conveyed to Mauritz & Couey were appraised at approximately $100,000 at the date of conveyance. The Company recorded a loss of $48,000 on these transactions during the year ended September 30, 2003.

On January 13, 2003, the Company assigned its ground lease with the Port of Bay City for the fuel terminal to CSS as well as conveyed the terminal facility assets, including all the tanks and structures at the Port of Bay City, to CSS for certain concessions by CSS. Those concessions included the agreement of CSS to waive interest on the Company’s note payable to CSS until June 1, 2003, the agreement of CSS to reduce the principal amount due under the note payable by $1,900,000 from $4,500,000 to $2,600,000, the agreement of CSS to assume all property taxes on the terminal facility assets, and the agreement of CSS to timely perform all obligations of payment and performance of the Port of Bay City lease agreement. The Company had been obligated for monthly payments of $108

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

until September 2006 under the ground lease. The terminal facility had not been in operation since fiscal 1997 and the Company had been unsuccessful in reopening the terminal due to working capital deficiencies.

The aggregate net book value of the terminal facility assets at the date of conveyance was approximately $365,000 and the Company’s last independent appraisal of the terminal facility, dated July 2001, estimated the fair market value of the terminal facility at approximately $2,000,000. The Company also had recorded property taxes payable of approximately $118,000 on the terminal facility assets. Accordingly, in January 2003, the Company recorded the reduction of the note payable to CSS by $1,900,000, the reduction of property taxes payable by $118,000, the conveyance of the terminal facility assets of approximately $365,000, net, and a noncash gain on the sale of non-operating assets of $1,653,000.

Year Ended September 30, 2002 Asset Sales

During the first quarter of fiscal 2002, the Company sold various station and store equipment for total proceeds of $263,000. The net book value of the assets sold aggregated $283,000 and the Company recorded a net loss on the sales of $20,000. During the second quarter of fiscal 2002, the Company sold/retired various obsolete equipment and vehicles for total proceeds of $18,000. The net book value of the equipment sold/retired was approximately $41,000 and the Company recorded a loss of $23,000.

In March 2002, the Company completed the sale of one company owed convenience store, including land, buildings, station equipment, store equipment and inventory, for total proceeds of $340,000. The net book value of the assets sold was approximately $179,000 and the Company recorded a $161,000 gain on the sale during the quarter.

In February 2002, the lien holder of an Affiliated Resources note secured by a warehouse and land the Company received from Affiliated Resources by the Deed in Lieu of Foreclosure notified the Company that the land and warehouse would be foreclosed on and auctioned in March 2002. As previously reported, the Company had recorded, in accordance with SAB Topic 5:E, the debt as long-term debt payable. Accordingly, to record the effects of the foreclosure, the Company removed the net book value of the land and warehouse of approximately $471,000 from property and equipment, removed the remaining principle book balance of $501,000 from debt payable and recorded a noncash gain of approximately $30,000 during the second quarter of fiscal 2002.

During the third quarter of fiscal 2002, the Company sold one company owned convenience store, including a building, station equipment, store equipment and inventory, for total proceeds of $126,000. The net book value of the assets sold was approximately $110,000 and the Company recorded a $16,000 gain on the sale during the quarter. The Company also sold/retired various obsolete equipment and vehicles for total proceeds of $47,000. The net book value of the equipment sold/retired was approximately $49,000 and the Company recorded a loss of $2,000.

During the fourth quarter of fiscal 2002, the Company sold three company owned convenience stores, including land, buildings, station equipment, store equipment and inventory, for total proceeds of approximately $453,000, inclusive of a note receivable for $112,000 (Note 7). The net book value of the assets sold was approximately $820,000 and the Company recorded a $367,000 loss on the sale during the quarter. The Company also sold/retired various obsolete equipment and vehicles for total proceeds of $47,000. The net book value of the equipment sold/retired was $49,252 and the Company recorded a loss of $2,252.

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

Year Ended September 30, 2001 Asset Sales

During the first quarter of 2001, the Company closed on the sale of some of its Citgo, Texaco (Motiva) and Diamond Shamrock dealer and consignment accounts. Net proceeds from the sale of the Citgo, Texaco and Diamond Shamrock dealer and consignment accounts approximated $194,000, $642,000 and $450,000, respectively, which were used for working capital and to reduce the Company’s outstanding debt. The Company recorded a net gain on the sales of approximately $587,000, inclusive of a $159,000 net gain on the sales of the distribution contracts. The net book value of the assets sold approximated $699,000, which consisted primarily of store equipment and fuel dispensing equipment and tanks at the respective dealer and consignment locations.

During February 2001, the Company closed on the sale of its Phillips 66 dealer and consignment accounts. Net proceeds from the sale of the Phillips 66 dealer and consignment accounts approximated $556,000, which was used for working capital and to reduce the Company’s outstanding debt. The Company recorded a net gain on the sale of approximately $238,000, inclusive of a $75,000 gain on the sale of the distribution contract. The net book value of the assets sold approximated $318,000, which consisted primarily of store equipment and fuel dispensing equipment and tanks at the dealer and consignment locations.

During the second quarter of 2001, the Company closed on the sale of three independent dealer and consignment accounts. Net proceeds from the sale of the independent dealer and consignment accounts approximated $178,000, which was used for working capital and to reduce the Company’s outstanding debt. The Company recorded a net gain on the sale of approximately $8,000. The net book value of the assets sold approximated $170,000, which consisted primarily of store equipment and fuel dispensing equipment and tanks at the dealer and consignment locations.

During the second quarter of 2001, the Company also closed on the sale of six company operated stores for total net proceeds of approximately $2,574,000, which were used for working capital and to reduce the Company’s outstanding debt. The Company recorded a net gain on the sale of approximately $201,000. The net book value of the assets sold approximated $2,373,000, inclusive of $225,000 in fuel and retail inventory.

During the third quarter of 2001, the Company closed on the sale of one company operated store and one store previously leased to others for total proceeds, net of closing costs, of approximately $1,063,000, which was used for working capital and to reduce the Company’s outstanding debt. The Company recorded a net gain on the sales of approximately $22,000 during the third quarter of 2001. The net book value of the assets sold approximated $1,041,000, inclusive of $76,000 in inventory.

During the fourth quarter of 2001, the Company closed on the sale of one company operated store for total proceeds, net of closing costs, of approximately $595,000, which was used for working capital and to reduce the Company’s outstanding debt. The Company recorded a net gain on the sales of approximately $40,000. The net book value of the assets sold approximated $555,000.

6.	Notes Receivable

During the first quarter of 2003, the Company decided to lease two company owned store to third parties and sold the inventory at the stores valued at approximately $69,035. The Company maintained the fuel distribution rights to the two stores. The Company issued a short term zero interest note for $38,335 for the purchase of inventory at one store. Terms of the note agreement call for periodic payments based on a $0.01 per gallon surcharge on normal fuel deliveries to the store. The remaining balance is due on or before December 31, 2003. At September 30, 2003, $32,379 was owed under this agreement. The Company also issued a 6% note to another third party for $30,700

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

for the inventory at the second store. Terms of the note call for the monthly payment of principal and interest of $2,642 for 12 months. All outstanding principal and accrued interest is due on or before November 1, 2003. At September 30, 2003, $5,245 was owed under this agreement.

In conjunction with the sale of the 3 company owned convenience stores during the fourth quarter of fiscal 2002 (Note 6), the Company issued a note receivable to FMR Enterprises, LLC for $111,848. Terms of the agreement call for the payment of $29,240 on October 15, 2002, with the remaining unpaid balance due on or before September 6, 2003. The note is a zero interest note. The note is secured by 2 tracts of land in Victoria, Texas. As discussed in Note 5, the Company assigned this note to Mauritz & Couey in February 2003 for relief of amounts owed to Mauritz & Couey.

During the fourth quarter of 2002, the Company also issued a short-term note receivable to a customer for $4,400 under a workout plan. The note is a zero interest note. At September 30, 3003 and 2002, $2,000 and $3,300, respectively, was outstanding under this agreement.

7.	Operating Leases

As of September 30, 2003, the Company leases three convenience store locations. The first store lease calls for monthly payments of $1,000 until August 1, 2006. The second store lease calls for monthly payments of $689 until July 14, 2007. The third store lease calls for monthly payments of $800 until November 30, 2007. At September 30, 2003, the scheduled future minimum lease payments required under the terms of the operating leases in effect are (in thousands):

Year ended September 30,
2004	$31
2005	31
2006	20
2007	16
2008	2
Thereafter	—

Total	$100

The Company has 2 subleases. Minimum rentals to be received in the future under these noncancelable subleases totaled $149,600 as of September 30, 2003.

8.	Line of Credit Agreement

On July 23, 2002, the Company secured a $500,000 revolving line of credit with NewFirst National Bank secured by the Company’s inventory, accounts receivable, certain property in Bay City, Texas and by the Company’s common stock beneficially owned by Mauritz & Couey. Terms of the revolving line of credit call for an annual interest rate 7.75% with monthly interest payments beginning August 23, 2002 and all outstanding principal and accrued but unpaid interest due on or before July 23, 2003. In July 2003, the Bank extended the due date of the line of credit to November 22, 2003. During the year ended September 30, 2003, the Company borrowed an aggregate of $100,000 under the agreement and repaid an aggregate of $180,000. During the year ended September 30, 2002, the Company borrowed an aggregate of $1,050,000 under the agreement and repaid an aggregate of $571,000. At September 30, 2003 and 2002, the Company had $399,000 and $479,000, respectively, outstanding under the line of credit agreement.

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

9.	Long-Term Debt

Long-term debt is summarized as follows at September 30 (in thousands):

	2003	2002
Note payable to CSS, at 10%, payable on June 24, 2007 with interest due monthly beginning June 1, 2003 (as amended), secured by all property, equipment, receivables, inventory, common stock of subsidiaries and all other properties of the Company (Note 2)	$2,600	$4,500
Note payable to Travelers, at prime plus 50 basis points, principal and interest due monthly for 36 months beginning June 22, 2003	167	183
Note payable to McLane Company, Inc., $3,717 due monthly for 12 months beginning November 22, 2002	31	45
Note payable to Olsham Grundman Frome, $1,143 due monthly for 10 months beginning December 22, 2002	6	11
Note payable to Matagorda County, principal and interest of $13,500 due monthly for 36 months beginning September 20, 2002	263	397
Note payable to Wharton County, principal and interest of $9,500 due monthly for 24 months beginning November 30, 2002	209	217
Note payable to Jackson County, principal and interest of $1,100 due monthly for 24 months, beginning September 30, 2002	12	25
Note payable to Brazoria County, principal and interest of $8,333 due monthly for 8 months, beginning July 15, 2002	—	38
Note payable to Victoria County, principal and interest of $2,000 due monthly until paid in full, beginning September 25, 2002	16	32
Other	75	99

Total long-term debt	3,379	5,547
Less - current maturities	673	477

Total long-term debt, net of current maturities	$2,706	$5,070

As of September 30, 2003, principal maturities of long-term debt are as follows (in thousands):

Year ending September 30,
2004	$673
2005	61
2006	45
2007	2,600
2008	—
Thereafter	—

Total	$3,379

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

At September 30, 2003, the Company was in default under the McLane, Olsham Grundman Frome, Matagorda County, Wharton County, Jackson County and Victoria County notes for failing to make timely payments in full as stated in the agreements. In addition, Matagorda, Victoria and Jackson Counties have filed tax suits against the Company for delinquent taxes. Therefore, the Company has reflected those notes as currently due at September 30, 2003.

Effective September 30, 2003, the Company and CSS reached an agreement whereby CSS agreed to defer the interest payments on the note until December 1, 2003. Accordingly, the Company has not accrued interest on this note. All other terms remained unchanged.

10.	Income Taxes

The difference between the tax effect of net income (loss) applied at the statutory federal income tax rates is as follows (in thousands):

	Year ended September 30,
	2003	2002	2001
Pre-tax financial net income (loss)	$417	$(283)	$(1,036)
Permanent items	—	43	16

Adjusted pre-tax financial net loss	417	(240)	(1,020)
Timing items
Difference in book and tax depreciation	(10)	(67)	129
Difference in book and tax gain on sale of assets	148	230	938

Net difference in depreciable assets	138	163	1,067
Difference in book and tax bad debt expense	(6)	(11)	(71)
Difference in other book and tax items, net	—	(9)	(12)

Total timing items	132	143	984

Taxable loss before carryforward of net operating losses	549	(97)	(36)
Carryforward (utilization) of net operating losses	(549)	97	36

Taxable income (loss)	$—	$—	$—

Deferred tax assets (liabilities) are comprised of the following (in thousands) at September 30:

	2003	2002
Net deferred assets and liabilities
Tax effect of differences in underlying carrying value of net assets for book and tax purposes	$(309)	$(563)
Bad debt allowance	9	16
Deferred compensation and other liabilities	—	—

Total net deferred tax assets (liabilities)	(300)	(547)
Valuation allowance due to prior years net operating losses	300	547

Net deferred tax assets (liabilities)	$—	$—

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

At September 30, 2003, the Company had regular tax net operating loss carryforwards from continuing operations of approximately $15.1 million available for federal income tax purposes that expire through 2022 and capital loss carryforwards of $7.7 million. Changes in the Company’s ownership, as defined under Section 382 of the Internal Revenue Code, could result in certain limitations on the annual amount of net operating losses that may be utilized.

11.	Common Stock

In December 1994, the Company adopted the ESI Stock Benefit Plan. Up to 420,000 shares of the Company’s common stock may be purchased or granted under the plan, and provision has been made for automatic increases in such amount of shares in the event the number of common shares issued by the Company increases to specified levels. An option granted under the plan by the Board of Directors to a key employee may be an incentive stock option or a nonqualified option and may be accompanied by stock appreciation rights or limited rights. Incentive stock options must be granted at an exercise price of not less than 100% of the then fair market value of the stock. Nonqualified stock options must be granted at an exercise price of not less than 90% of the then fair market value of the stock. All options shall expire upon termination of employment or within five or ten years of the date of grant. Nonemployee directors shall be automatically granted nonqualified options to purchase 2,500 shares of common stock annually. Vesting is to be determined by the Board of Directors.

In March 2001, the Company granted certain members of the Board of Directors options to acquire an aggregate of 5,000 shares at $0.156 per share.

In March 2001, the Board of Directors agreed to issue ten-year options to various officers and key employees of the Company aggregating 285,000 shares of common stock at $0.156 per share, with all shares vesting immediately. All options granted in 2001 are nonqualifying options and are not covered by a current stock option plan.

On March 22, 2001, the Board of Directors of the Company granted the Chief Executive Officer (CEO) and Chairman of the Board 1,117,500 shares of the Company’s common stock in line with the terms of an Employment Agreement dated October 1, 1998. Of the 1,117,500 shares granted, 800,000 shares were granted as payment of accrued commissions due the CEO of approximately $160,000. The remaining 317,500 shares were granted as payment of accrued deferred salaries due the CEO of approximately $63,500. All shares were granted at an effective price per share of $.20. The Company recorded additional paid-in capital of $211,000. The closing price of the Company’s stock on March 22, 2001 was $.156 per share.

On March 22, 2001, the Board of Directors of the Company approved a new employment agreement for the CEO and Chairman of the Board. As stipulated in the employment agreement, the Board of Directors granted a 5 year stock option to the CEO for 500,000 shares of common stock, with 200,000 shares vesting immediately at the market value of the stock ($.156 per share at March 22, 2001) and the remaining 300,000 shares vested in equal monthly amounts of the Company’s common stock over the three year term of the employment agreement. The options granted are nonqualifying options and are not covered by the current stock option plan.

On September 17, 2001, the Company issued Strategic Group, a financial advisor group, 100,000 shares of the Company’s common stock at the then market price as payment in full for financial services rendered to the Company. The price of the Company’s common stock was $.14 per share on September 17, 2001. Accordingly, the Company recorded professional fees of $14,000 in connection with the common stock issuance.

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

On June 24, 2002 and concurrently with the Restructuring Transactions (Note 2), the Company completed the private placement of 3,085,000 shares of common stock in consideration for $150,000, which proceeds were used by the Company to fund the payment of delinquent fuels taxes. Mauritz & Couey, a Texas-based general partnership (“MC”), acquired the shares issued in this private placement transaction. As part of the transaction, MC was granted certain piggyback and demand registration rights for the acquired shares.

As part of the Restructuring Transactions, the Company cancelled the employment agreement of Mr. J.L. Evans, Sr., former CEO and President of the Company. In addition, the Company and Mr. Evans, Sr. mutually agreed to cancel all outstanding common stock options held by Mr. Evans, Sr. aggregating 575,000. Concurrently with the cancellation of Mr. Evans’ stock options, the Company issued Mr. Evans, Sr. 175,000 shares of Warrant Stock of the Company at a price per share of $0.05, the then current market price per share of the Company’s common stock.

As part of the Restructuring Transactions and for payment of services rendered in facilitating the Restructuring Transactions, the Company issued warrants to purchase an aggregate of 4,000,000 shares of common stock of the Company at a price per share of $0.05, the then current market price per share of the Company’s common stock, of which 2,400,000 were issued to Mr. Tom Cain, new Chairman of the Board of the Company, and 1,600,000 were issued to Cain, Smith & Strong, L.P., the senior debt holder of the Company (Note 3). Focus Capital Group America, LLC, a buyout and turnaround firm of which Mr. Cain is CEO and President, helped facilitate the Restructuring Transactions. The Company also granted the holders of these warrants certain piggyback and demand registration rights pursuant to the terms of a Registration Rights Agreement.

In addition, the Company issued Travelers Express Co. (“Travelers”) warrants to purchase 93,000 shares of common stock of the Company at a price per share of $0.05, the then current market price per share of the Company’s common stock, as part of the forbearance agreement with Travelers. Under the terms of the Travelers Warrant, for every $2 the Company reduces the principal amount owed under the Travelers Note, 1 share of common stock subject to the Travelers Warrant shall expire. The Warrant is not exercisable by Travelers until such time as the market price of the Company’s common stock exceeds $2.00 per share for a period of 180 consecutive trading days.

A summary of the option activity under the various plans follows:

	Number of shares	Weighted- average option price
Outstanding at September 30, 2000	204,500
Granted in 2001	790,000	$0.16
Expired in 2001	(23,900)	2.46

Outstanding at September 30, 2001	970,600
Expired in 2002	(580,250)	$1.67

Outstanding at September 30, 2002	390,350
Expired in 2003	—	$—

Outstanding at September 30, 2003	390,350

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

Although 390,350 options are outstanding at September 30, 2003, only 12,600 underlying common shares are registered under a plan.

A summary of options outstanding and options exercisable at September 30, 2003 is as follows:

Options Outstanding	Exercise Price	Weighted Average Remaining Contractual Life	Weighted Average Option Price	Options Exercisable	Weighted Average Option Price
12,600	$—	5.66 years	$—	12,600	$—
290,000	0.16	7.42 years	0.16	290,000	0.16
87,750	3.24	1.23 years	3.24	87,750	3.24

390,350	$0.84	4.92 years	$0.84	390,350	$0.84

The weighted average fair value at date of grant for options granted during 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Exercise price equals market price	$—	$—	$0.16
Exercise price exceeds market price	—	—	—
Exercise price is less than market price	—	—	—

12.	Related Party Transactions

Effective June 24, 2002 and in conjunction with the Restructuring Transactions, the Company entered into a Management and Support Services Agreement (the “Management Agreement”) with Mauritz & Couey, a Texas based general partnership (“MC”) to provide certain managerial and operational services to the Company. The Company paid approximately $18,500 and $38,000 under this agreement in during the years ended September 30, 2003 and 2002, respectively. At September 30, 2003 and 2002, the Company owed MC approximately $56,921 and $18,500, respectively, for expenses incurred under this agreement, which is included in accounts payables.

During the fourth quarter of 2002, the Company entered into an agreement with MC to purchase Texaco branded fuel products under MC’s contract with Texaco at $0.005 above rack price. At September 30, 2003, the Company owed MC $231,000, which is included in accounts payables. In addition, from time to time, the Company will deliver fuel loads to MC customers and MC will deliver fuel loads to the Company’s customers. The Company and MC charged one another freight only at common carrier rates. At September 30, 2003 and 2002, the MC owed the Company approximately $6,211 and $12,000, respectively, for freight on fuel the Company hauled for MC, which is included in accounts receivable.

From time to time the Company makes advances to individuals who are shareholders, directors, officers and/or employees. Such advances are usually unsecured and accrue interest at 9%. There were no advances outstanding at September 30, 2003 and 2002. The Company has also issued various stock options and warrants to directors, officers and key employees (see Note 11).

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

13.	Contingent Liabilities

The Company is subject to litigation, primarily as a result of customer claims, in the ordinary conduct of its operations. Except as described below, as of September 30, 2003, the Company had no knowledge of any legal proceedings, which, by themselves, or in the aggregate, would not be covered by insurance or could be expected to have a material adverse effect on the Company.

During fiscal 2003, Matagorda County, Victoria County, Jackson County and Brazoria County filed tax suits against the Company for failure to pay prior years ad valorem taxes. The Company has accrued all prior years ad valorem taxes not under note agreements and has reflected the Matagorda, Victoria and Jackson County notes payable as currently due at September 30, 2003.

On June 22, 2002 and as part of the Restructuring Transactions (Note 2), the Company issued to JPMorgan Chase Bank a non-interest bearing $2,000,000 contingent note. Under the terms of the contingent note, the note is payable only upon the occurrence of each of the following conditions: (i) the closing bid price of the Company’s common stock exceeds $5.00 for 180 consecutive trading days; (ii) the Company’s debt to equity ratio shall be less than 50%; (iii) the Company’s revenue/debt ratio shall be less than 0.05, and (iv) the Company’s interest burden coverage shall be greater than 20 times. Should all of these conditions be met, the note would have a maturity date of 5 years from the date such conditions are met. Should the payment conditions not be met by June 21, 2012, the note will be automatically null and void. The contingency note’s purpose was for JPMorgan, for having made prior concessions to the Company, to participate in any financial windfall of the Company, should such an eventuality occur. It is management’s opinion that it is very unlikely this note will become effective prior to the termination date.

14.	Employee Benefit Plans

The Company established the ESI Employee Retirement Plan (“the Plan”), a defined contribution benefit plan, effective July 1, 1997. Employees are eligible for participation in the plan upon attaining the age of 21 and completion of 1 year of service and 1,000 hours or more of service. The Company contributes an amount equal to 50% of employee voluntary contributions up to a maximum of 5% of the employee’s compensation. Such contributions may be made in the common stock of the Company. No company matching contributions were made during the years ended September 30, 2002 and 2001. The Company recorded contributions of $28,000 fiscal 2000.

On May 10, 2002, the Board of Directors of the Company voted to terminate the Plan. As of May 10, 2002, no employee contributions were made to the Plan. In December 2002, the Company established a new 401(k) profit sharing plan for the remaining employees, the Mauritz & Couey 401(k) Profit Sharing Plan for MC Star (New Plan).

S&T further noted that on December 27, 2002, all net assets of the Plan aggregating $156,352 were transferred out of the Plan to the New Plan. S&T noted that all accounts were transferred to the New Plan’s service provider and that all current employees of the Company were considered eligible to participate in the New Plan. The Plan has filed its Form 5500 for the year ended December 31, 2002 as the final return of the Plan.

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

15.	Statement of Cash Flows Supplemental Disclosure of Non-Cash Transactions

The following schedule summarizes the Company’s supplemental disclosure of non-cash transactions for the Consolidated Statements of Cash Flows for the years ended September 30, 2003, 2002 and 2001 (in thousands):

	2003	2002	2001
Supplemental Disclosure of Non-Cash Transactions
Foreclosure of ChemWay Warehouse (Note 5)
Relief of assumed debt on foreclosed warehouse	$—	$501	$—
Net book value of foreclosed warehouse	—	471	—

Gain on foreclosure of warehouse	$—	$30	$—

Extinguishment of debts under restructuring transactions
Extinguishment of current liabilities	$—	$4,347	$—
Extinguishment of notes payable	—	5,399	—
Issuance of notes payable	—	(5,512)	—
Conveyance of fixed assets, net	—	(2,300)	—
Conveyance of inventory	—	(135)	—

Gain on restructuring transactions	$—	$1,799	$—

Sale of Non-Operating Assets
Relief of debt to CSS	$1,900	$—	$—
Relief of property taxes	118	—	—
Conveyance of fixed assets, net	(365)	—	—

Gain on sale of non-operating assets	$1,653	$—	$—

16.	Results of Operations, Liquidity and Management’s Plans

During the three years in the period ended September 30, 2003, the Company has recorded operating losses from continuing operations aggregating $1.93 million and net losses aggregating $2.65 million. At September 30, 2003, the Company has a working capital deficit of $631,000 and a stockholders’ deficit of $593,000.

In December 1999, the Company received notification from Nasdaq stock exchange that the Company was not in compliance with two requirements for continued listing on the Nasdaq NMS: the Company did not hold an annual stockholders meeting in 1998 and the market value of the public float in the Company’s common stock did not meet or exceed a minimum level of $5 million. The Company was subsequently delisted by Nasdaq on February 17, 2000. The Company’s common stock is now traded on the over-the-counter bulletin board system maintained by Nasdaq. The Company’s ability to raise additional equity capital in the future could be adversely affected with the Company’s common stock no longer listed on a national exchange.

New management and directors were appointed on June 24, 2002. During the fifteen months ended September 30, 2003 an extensive analysis of the Company operations was performed to determine an achievable growth and liquidity plan. Management came to the conclusion that a conservative and cost effective plan should concentrate in areas that management has maintained a successful record of accomplishments. The Company’s future focus will be on developing its Petroleum Marketing

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

Segment through utilization of new marketing personnel to solicit new customers and existing personnel to contact and regain customers that were lost in the prior years. This plan does not require capital intensive expenditures and should increase revenues and accompanied with the cost reductions in personnel and overhead that have been accomplished restore the company to profitability. Consistent with this plan the Company sold its inventory in the four remaining Diamond Mini Mart stores in November 2002 and leased the locations to outside operators. The Petroleum Marketing Segment executed fuel contracts with these locations maintaining the fuel volumes. The second phase of managements plan is to open the Fuel Terminal utilizing a joint venture, thru-put partner, or supplier to begin operations. The Fuel Terminal operation will reduce overall product cost and freight expense, adding additional revenues to the Petroleum Marketing Segment.

The Environmental Segment has made a marginal profit over the years and maintained a positive cash flow. Management intends to expand the Environmental Segment by creating a Testing Division. The Company is currently exploring the feasibility of acquiring through merger a company currently performing line, tank, and soil testing. Financial institutions have become increasingly aware of potential environmental hazards and the cost associated there with, on properties they finance. The need for testing to determine if any pollution exist on properties will continue for an unforeseeable time into the future. For this reason management believes adding a testing segment will increase the revenues and profitability of the Environmental Segment.

Management will continue to reduce debt and provide working capital through the sale of non-income producing assets. There can be no assurance that any of management’s plans as described above will be successfully implemented or that the Company will continue as a going concern.

17.	Segment Reporting

Under SFAS 131, “Disclosure about Segments of an Enterprise and Related Information”, the Company has three reportable segments: Texas petroleum marketing, Texas convenience stores, and environmental remediation services. The Texas petroleum marketing segment sells motor fuels to the public through retail outlets in southeast Texas and supplies the Company’s Texas convenience stores with motor fuels. The Texas convenience stores segment features self-service motor fuels and a variety of food and nonfood merchandise in southeast Texas. The environmental remediation services segment serves the petroleum industry in the southeast Texas market area.

As discussed in Note 3, the Company discontinued its Louisiana operations, which sold motor fuels to the public through retail outlets and through convenience stores that featured self-service motor fuels and a variety of food and nonfood merchandise in Louisiana. Also, as discussed in Note 3, the Company discontinued its Texas convenience stores segment, which featured self-service motor fuels and a variety of food and nonfood merchandise in southeast Texas. Such operations have been reflected as discontinued operations and prior periods have been restated.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income (loss). Intersegment sales and transfers are accounted for as if such sales or transfers were to third parties; that is, at current market prices.

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

Information concerning the Company’s business activities is summarized as follows (in thousands):

Year ended	Texas petroleum marketing	Environmental remediation services	Other Reconciling items (1)	Consolidated total
September 30, 2003:
Revenues from external customer
Motor fuel sales	$17,536	$—	$—	$17,536
Convenience store sales	—	—	—	—
Other	216	1,241	—	1,457
Intersegment revenues	—	—	—	—

Total revenues	$17,752	$1,241	$—	$18,993

Depreciation and amortization	212	15	10	237
Operating income (loss)	45	183	(504)	(276)
Segment assets	3,728	757	19	4,504
Expenditures for property and equipment	75	—	—	75

September 30, 2002:
Revenues from external customer
Motor fuel sales	$19,578	$—	$—	$19,578
Convenience store sales	—	—	—	—
Other	80	1,124	—	1,204
Intersegment revenues		—	—	—

Total revenues	$19,658	$1,124	$—	$20,782

Depreciation and amortization	381	15	10	406
Operating income (loss)	(1,064)	44	(732)	(1,752)
Segment assets	5,083	669	19	5,771
Expenditures for property and equipment	39	—	—	39

September 30, 2001:
Revenues from external customer
Motor fuel sales	$27,270	$—	$—	$27,270
Convenience store sales	—	—	—	—
Other	255	962	—	1,217
Intersegment revenues	—	—	—	—

Total revenues	$27,525	$962	$—	$28,487

Depreciation and amortization	746	19	6	771
Operating income (loss)	77	19	(759)	(663)
Segment assets	10,704	629	73	11,406
Expenditures for property and equipment	113	—	12	125

(1)	Consists primarily of corporate overhead expenses and unallocated corporate assets. Corporate assets include discontinued operations, income tax assets and corporate property and equipment.

Evans Systems, Inc.

Notes to Consolidated Financial Statements

Years Ended September 30, 2003, 2002 and 2001

A reconciliation of the Company’s segment operating information to consolidated loss from continuing operations before income taxes is as follows (in thousands):

	Year ended September 30,
	2003	2002	2001
Operating income (loss) for reportable segments	$228	$(1,020)	$96
Gain on sale of non-operating assets	1,653	—	—
Interest income	—	7	9
Interest expense	(134)	(67)	(689)
Unallocated corporate expenses	(504)	(732)	(759)
Other, net	74	(9)	(85)

Total consolidated income (loss) from continuing operations before income taxes	$1,317	$(1,821)	$(1,428)

18.	Quarterly Financial Data (Unaudited)

Unaudited quarterly financial data is summarized as follows (in thousands, except for per share amounts):

September 30, 2003

	Q1	Q2	Q3	Q4
Revenue	$4,096	$4,876	$4,605	$5,416
Gross profit	367	379	422	712
Operating income (loss)	(159)	(149)	(114)	146
Income (loss) from continuing operations	(92)	1,634	(115)	(110)
Loss from discontinued operations	(92)	—	—	—
Extraordinary gain, net	—	—	—	—
Net income (loss)	(184)	1,634	(115)	(110)

Basic and diluted loss per common share:
Income (loss) per common share:
Continuing operations	$(0.01)	$0.16	$(0.01)	$(0.02)
Discontinued operations	(0.01)	—	—	—
Extraordinary items	—	—	—	—

Total	$(0.02)	$0.16	$(0.01)	$(0.02)

Evans Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003, 2002 and 2001

September 30, 2002

	Q1	Q2	Q3	Q4
Revenue	$4,523	$4,772	$5,856	$5,631
Gross profit	389	489	352	451
Operating income (loss)	(469)	(234)	(316)	(733)
Income (loss) from continuing operations	(504)	(243)	(317)	(757)
Loss from discontinued operations	(235)	(47)	(249)	(278)
Extraordinary gain, net	—	—	1,799	—
Net income (loss)	(739)	(290)	1,233	(1,035)

Basic and diluted loss per common share:
Income (loss) per common share:
Continuing operations	$(0.07)	$(0.03)	$(0.05)	$(0.10)
Discontinued operations	(0.04)	(0.01)	(0.03)	(0.04)
Extraordinary items	—	—	0.26	—

Total	$(0.11)	$(0.04)	$0.18	$(0.14)